EXHIBIT 99.2

Supplemental Financial Information
Tube Supply, Inc.

(Dollars in thousands)	Twelve Months	Twelve Months
	Ended	Ended
	October 31, 2011	July 31, 2011
	(Unaudited)	(Unaudited)
Sales	$207,625	$190,505

Operating Profit	43,564	40,535

EBITDA	43,880	42,041
EBITDA as % of Sales	21.1%	22.1%

Reconciliation of EBITDA:
Net Income	$38,577	$36,817
Other expense (income)	487	(450)
Interest Expense	615	843
Income Tax Expense	3,885	3,325
Operating Profit	43,564	40,535
Depreciation	803	1,056
Other expense (income)	(487)	450
EBITDA	$43,880	$42,041

Note: Includes LIFO expense of $6,439 and $6,218 for the twelve month periods ended October 31, 2011 and July 31, 2011, respectively.

Regulation G Disclosure
The supplemental financial information above includes non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments contained in the reconciliation shown above, provides meaningful information and therefore we use it to supplement our GAAP guidance. Management often uses this information to assess and measure the performance of our operating segments and our ability to service debt. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company believes that the use and presentation of EBITDA, which is defined by the Company as income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company's operating results.

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